Exhibit 99.1

         NeoMagic(R) Corporation Announces Resignation of Paul Richman
                            from Board of Directors

    SANTA CLARA, Calif., Dec. 14 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones and other wireless handheld systems, announced today that Mr. Paul Richman has decided to step down from his position on the Board of Directors of NeoMagic Corporation, effective December 15, 2004, for personal reasons. Mr. Richman will continue to work with NeoMagic in his capacity as Chairman and Chief Executive Officer of The Consortium for Technology Licensing, Ltd., which is based in Nissequogue, New York and is working with NeoMagic to explore licensing opportunities for NeoMagic's patent portfolio. NeoMagic Corporation currently has 78 issued United States Patents covering such diverse areas as embedded DRAM technology, graphics controllers, associative processors, video compression, digital cameras and DVD recorders.


    About NeoMagic


    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.


    This press release contains forward-looking statements within the meaning of the Securities Act of 1933, regarding the efforts to license NeoMagic's semiconductor patent portfolio. Such licensing activities are subject to risks and uncertainties, including uncertainties relating to market demand for such technology, and there is no assurance that NeoMagic will be able to generate revenues from licensing activities.


    NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.



SOURCE  NeoMagic Corporation
    -0-                             12/14/2004
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com /
    (NMGC)

CO:  NeoMagic Corporation
ST:  California
IN:  CPR SEM ECP PEL CSE
SU:  PER